Exhibit 1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

TONTINE CAPITAL PARTNERS, L.P.,

TONTINE PARTNERS, L.P.,

TONTINE OVERSEAS FUND, LTD.,

TONTINE 25 OVERSEAS MASTER FUND, L.P.

AND

BROADWIND ENERGY, INC.

APRIL 22, 2008

i

5.5	Board Designee(s)	14
5.6	Observation Rights	14
5.7	Future Acquisitions	14
5.8	Participation in Future Issuances	14
5.9	HSR Act Filing	15

ARTICLE 6	Conditions To The Company’s Obligation	15

6.1	Delivery of Transaction Documents	15
6.2	Payment of Purchase Price	15
6.3	Representations and Warranties	15
6.4	Litigation	15
6.5	Surrender of Notes	15
6.6	HSR Notifications	15
6.7	Authorized Shares	15
6.8	No Prohibition	16
6.9	Fairness Opinion	16

ARTICLE 7	Conditions to the Buyers’ Obligation	16

7.1	Delivery of Transaction Documents; Issuance of Shares and Conversion Shares; Payment of Note Interest	16
7.2	Representations and Warranties	16
7.3	Consents	16
7.4	Litigation	16
7.5	Opinion	17
7.6	No Material Adverse Change	17
7.7	HSR Notification	17
7.8	Authorized Shares	17
7.9	No Prohibition	17
7.10	Fairness Opinion	17

ARTICLE 8	Termination	17

8.1	Termination Provisions	17
8.2	Effect of Termination	18

ARTICLE 9	Indemnification	18

9.1	Indemnification by the Company	18
9.2	Notification	18

ARTICLE 10	Governing Law; Miscellaneous	19

10.1	Governing Law	19
10.2	Counterparts; Electronic Signatures	19
10.3	Headings	19
10.4	Severability	19
10.5	Entire Agreement; Amendments	19
10.6	Notices	19
10.7	Successors and Assigns	20
10.8	Third Party Beneficiaries	20
10.9	Publicity	20
10.10	Further Assurances	21
10.11	No Strict Construction	21
10.12	Rights Cumulative	21

ii

10.13	Survival	21
10.14	Knowledge	21

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of April 22, 2008, is entered into by and among BROADWIND ENERGY, INC., a Nevada corporation formerly known as Tower Tech Holdings Inc. (the “Company”), and the investors identified on the signature page hereto (each a “Buyer” and collectively, the “Buyers”).

RECITALS:

A.            The Buyers desire to provide financing to the Company and the Company desires to obtain financing from the Buyers, upon the terms and conditions set forth in this Agreement;

B.            The total financing being provided by the Buyers to the Company hereunder shall consist of the purchase by the Buyers of an aggregate of 12,562,814 shares (the “Shares”) of common stock, $0.001 par value per share, at $7.96 per share, for a total purchase price of approximately $100,000,000;

C             The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemptions from securities registration afforded by Section 4(2) of the 1933 Act and Rule 506; and

D.            At the Initial Closing, the original principal amount of the Notes will be converted into the Conversion Shares (as each of such defined terms is defined in Article 1).

AGREEMENT

NOW THEREFORE, the Company and the Buyers hereby agree as follows:

ARTICLE 1
DEFINITIONS

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“2006-2008 SEC Documents” has the meaning set forth in Section 3.4.

“Action” means any action, suit claim, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation against or affecting the Company, any of its Subsidiaries or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), public board, stock market, stock exchange or trading facility.

“Agreement” means this Securities Purchase Agreement.

 “August 2007 Securities Purchase Agreement” means that certain Securities Purchase Agreement dated August 22, 2007, by and among the Company, TCP, TCOMF, T25, TOF and TP.

“Beynon Registration Rights Agreement” means that certain Registration Rights Agreement the Company anticipates entering into with Charles H. Beynon at or around the Initial Closing.

“BF Registration Rights Agreement” means that certain Registration Rights Agreement by and among the Company and certain shareholders of Brad Foote Gear Works, Inc.

“Buyer” and “Buyers” have the meaning set forth in the preamble.

“Claim” has the meaning set forth in Section 9.2.

“Code” has the meaning set forth in Section 4.13.

“Common Stock” means the Company’s common stock, $0.001 par value per share.

“Company” has the meaning set forth in the preamble.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Conversion Shares” means the shares of Common Stock of the Company into which the original principal amount of a Note is convertible pursuant to the terms of such Note.

“EMS Registration Rights Agreement” means that certain Registration Rights Agreement by and among the Company and the members of Energy Maintenance Service LLC.

“Environmental Laws” has the meaning set forth in Section 4.11.

“ERISA” has the meaning set forth in Section 4.21.

“GAAP” has the meaning set forth in Section 4.4.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) nation, state, province, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Materials” has the meaning set forth in Section 4.11.

“HSR Act” has the meaning set forth in Section 5.9.

“HSR Notification” and “HSR Notifications” have the meanings set forth in Section 5.9.

“Indemnified Party” has the meaning set forth in Section 9.2.

“Initial Closing” has the meaning set forth in Section 2.1.

“Initial Closing Date” has the meaning set forth in Section 2.1.

“Initial Purchase Price” has the meaning set forth in Section 2.1.

“Initial Securities Purchase Agreement” means that certain Securities Purchase Agreement dated March 1, 2007 by and among the Company, TCP and TCOMF.

“Intellectual Property” has the meaning set forth in Section 4.8.

“Investment Company” has the meaning set forth in Section 4.13.

“January 2008 Securities Purchase Agreement” means that certain Amended and Restated Securities Purchase Agreement, dated January 3, 2008, by and among TCP, TP, T25 and the Company.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other law, rule, regulation, order, judgment, decree, ordinance, policy or directive, including those entered, issued, made, rendered or required by any court, administrative or other governmental body, agency or authority, or any arbitrator that has jurisdiction over the Company or the Buyers.

“Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial condition or prospects of the Company.

 “Note” means any of the Senior Subordinated Convertible Promissory Notes issued by the Company on October 19, 2007 pursuant to the August 2007 Securities Purchase Agreement, as each was amended by an Amendment to Senior Subordinated Convertible Promissory Note between the Company and the applicable Note Holder dated of even date herewith.

“Note Holder” means any holder of a Note on the Closing Date.  As of the date of this Agreement, the holders of the Notes are TCOMF, TP and TOF.

“NRS” has the meaning set forth in Section 4.20.

“Per Share Price” means $7.96 per Share.

“Permits” has the meaning set forth in Section 4.10.

“Registration Rights Agreement” means the Registration Rights Agreement dated March 1, 2007, by and among the Company, TCP and TCOMF, T25, TOF and TP, as amended on October 19, 2007, pursuant to which the Company has agreed under certain circumstances to register the resale of the Shares and the Conversion Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

“Rule 506” means Rule 506 of Regulation D promulgated under the 1933 Act.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.5.

“Second Closing” has the meaning set forth in Section 2.4.

“Second Closing Date” has the meaning set forth in Section 2.4.

“Second Purchase Price” has the meaning set forth in Section 2.4.

“Shares” has the meaning set forth in the Recitals.

“Subsidiaries” means with respect to the Company, Tower Tech Systems, Inc, a Wisconsin corporation, Brad Foote Gear Works, Inc., an Illinois corporation, R.B.A. Inc., a Wisconsin corporation, and Energy Maintenance Service, LLC, a Delaware limited liability company.

“T25” means Tontine 25 Overseas Master Fund, L.P.

“TCOMF” means Tontine Capital Overseas Master Fund, L.P.

“TCP” means Tontine Capital Partners, L.P.

“TOF” means Tontine Overseas Fund, Ltd.

“TP” means Tontine Partners, L.P.

“Transaction Documents” means this Agreement and any other documents contemplated by this Agreement.

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1           Purchase of Shares.  Subject to the terms and conditions of this Agreement, the Company shall issue and sell to each of the Buyers, and each of the Buyers shall purchase, at the Initial Closing and the Second Closing the number of Shares set forth opposite such Buyer’s name on Schedule 1 for the Per Share Price and for an aggregate purchase price to be paid by each Buyer set forth opposite such Buyer’s name on Schedule 1.

2.2           Conversion of Notes.  Contemporaneously with, and as a condition to, the Initial Closing (i) the original principal amount of the Notes shall be converted into the Conversion Shares at the conversion price set forth in the Notes without any further notice or action by the Note Holders, and (ii) all accrued and unpaid interest on the Notes shall be paid in cash by the Company to the applicable Note Holders.

2.3           Initial Closing.  Subject to the conditions set forth in Article 6 and Article 7 hereto, the closing of the initial purchase of 5,025,126 Shares and the conversion of the Notes (the “Initial Closing”) shall take place at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, on April 24, 2008, or at such other date and place as are mutually agreeable to the Company and the Buyers purchasing Shares in the Initial Closing.  The date of the Initial Closing is hereafter referred to as the “Initial Closing Date.”  On the Initial Closing Date, the Buyers purchasing Shares in the Initial Closing shall pay the Per Share Price for such Shares, for a total price of approximately $40,000,000 (the “Initial Purchase Price”), by wire transfer of immediately available funds in accordance with the Company’s written instructions.  Also on the Initial Closing Date, the Note Holders shall surrender to the Company the original Notes in order to effect the conversion.  At the Initial Closing, upon payment of the Initial Purchase Price and the surrender of the original Notes, the Company will deliver written instructions from the Company to the transfer agent for the Company’s Common Stock to issue (i) certificates representing the Shares purchased at the Initial Closing registered in the name of each Buyer purchasing such Shares and to deliver such certificates to or at the direction of each such Buyer, and (ii) certificates representing the Conversion Shares registered in the name of each Note Holder and to deliver such certificates to or at the direction of each Note Holder.  The Company shall not have the power to revoke or amend such transfer instructions without the written consent of such Buyers.

2.4           Second Closing.  Subject to the conditions set forth in Article 6 and Article 7 hereto, the closing of the second purchase of 7,537,688 Shares (the “Second Closing”) shall take place at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP on the date that is three (3) business days after the date that the conditions set forth in Section 6.6 and Section 7.7 have been satisfied, or at such other date and place as are mutually agreeable to the Company and the Buyers purchasing Shares in the Second Closing.  The date of the Second Closing is hereafter referred to as the “Second Closing Date.”  On the Second Closing Date, the Buyers purchasing Shares in the Second Closing shall pay the Per Share Price for such Shares, for a total price of approximately $60,000,000 (the “Second Purchase Price”), by wire transfer of immediately available funds in accordance with the Company’s written instructions.  At the Second Closing, upon payment of the Second Purchase Price, the Company will deliver written instructions from the Company to the transfer agent for the Company’s Common Stock to issue certificates representing the Shares purchased at the Second Closing registered in the name of each Buyer purchasing such Shares and to deliver such certificates to or at the direction of each such Buyer.  The Company shall not have the power to revoke or amend such transfer instructions without the written consent of such Buyers.

ARTICLE 3
BUYERS’ REPRESENTATIONS AND WARRANTIES

Each Buyer represents and warrants to the Company that:

3.1           Organization and Qualification.  Each of the Buyers is an entity of the type identified on Schedule 1 attached hereto, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to purchase the Shares and otherwise perform its obligations under this Agreement and the other Transaction Documents.

3.2           Authorization; Enforcement.  Each Buyer has the requisite power and authority to enter into this Agreement and consummate the transactions contemplated hereby.  This Agreement and each of the other Transaction Documents to be executed by the Buyers and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by, and duly executed and delivered on behalf of, such Buyer.  This Agreement and each of the other Transaction Documents to be executed by the Buyers constitutes the valid and binding agreement of such Buyer enforceable in accordance with its terms, except as such enforceability may be limited by:  (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (ii) equitable limitations on the availability of specific remedies; and (iii) principles of equity.

3.3           Securities Matters.  In connection with the Company’s compliance with applicable securities laws:

a.             Such Buyer understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States and state securities laws and that the Company is relying upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemption and the eligibility of such Buyer to acquire the Shares.

b.             Such Buyer is purchasing the Shares for its own account, not as a nominee or agent, for investment purposes and not with a present view towards resale, except pursuant to sales exempted from registration under the 1933 Act, or registered under the 1933 Act as contemplated by the Registration Rights Agreement.

c.             Such Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the 1933 Act, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares.  Such Buyer understands that its investment in the Shares involves a significant degree of risk and that, except as set forth in this Agreement, the Company has made no representations or assurances concerning the present or prospective value of the Shares being purchased hereunder.  Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

3.4           Information.  Such Buyer has conducted its own due diligence examination of the Company’s business, financial condition, results of operations, and prospects.  In connection with such investigation, such Buyer and its representatives (i) have reviewed the Company’s Form 10-KSB for the fiscal years ended December 31, 2006 and December 31, 2007 and the Company’s Current Reports on Form 8-K or Form 8-K/A filed in 2006, 2007 and 2008 (and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “2006-2008 SEC Documents”), (ii) have been given an opportunity to ask questions, to the extent such Buyer considered necessary, and have received answers from, officers of the Company concerning the business, finances and operations of the Company and information relating to the offer and sale of the Shares, and (iii) have received or had an opportunity to obtain such additional information as they deem necessary to make an informed investment decision with respect to the purchase of the Shares.  Representatives of such Buyer (i) have participated in Board of Director meetings of the Company pursuant to (A) its Observation Rights (as defined in the Initial Purchase Agreement) and (B) through its nominees to the Company’s Board of Directors appointed pursuant to the terms of the August 2007 Securities Purchase Agreement.

3.5           Restrictions on Transfer.  Such Buyer understands that except as provided in the Registration Rights Agreement, the issuance of the Shares has not been and is not being registered under the 1933 Act or any applicable state securities laws. Such Buyer may be required to hold the Shares indefinitely and the Shares may not be transferred unless (i) the Shares are sold pursuant to an effective registration statement under the 1933 Act, or (ii) such Buyer shall have delivered to the Company an opinion of counsel to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be reasonably acceptable to the Company. Such Buyer understands that until such time as the resale of the Shares has been registered under the 1933 Act as contemplated by the Registration Rights Agreement, or otherwise may be sold pursuant to an exemption from registration, certificates evidencing the Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates evidencing such Shares):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”).  THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE CORPORATION.”

3.6           Consents.  Except as set forth in this Agreement, no Buyer will be required to obtain any Consent from any person or entity in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s Disclosure Schedule attached hereto, the Company represents and warrants to the Buyers that:

4.1           Organization and Qualification.  The Company has no subsidiaries other than the Subsidiaries.  The Company and each of its Subsidiaries is a corporation, limited partnership, limited liability company, or joint venture as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, with corporate, limited liability or limited partnership power and authority to own, lease, use and operate its properties and to carry on its business as now operated and conducted.  Except as set forth on Schedule 4.1, the Company and each of its Subsidiaries is duly qualified as a foreign corporation, limited liability company or limited partnership to do business and is in good standing in each jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  Neither the Company nor any Subsidiary is in violation of any provision of its respective certificate or articles of incorporation, partnership agreement, bylaws or other organizational or charter documents, as the same may have been amended.

4.2           Authorization; Enforcement.  The Company has all requisite corporate power and authority to enter into and perform this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby and to issue the Shares, in accordance with the terms hereof and thereof.  The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Shares) have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its stockholders is required.  This Agreement and each of the other Transaction Documents have been duly executed and delivered by the Company.  This Agreement and each of the other Transaction Documents will constitute upon execution and delivery by the Company, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by:  (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (ii) equitable limitations on the availability of specific remedies; (iii) principles of equity (regardless of whether such enforcement is considered in a proceeding in law or in equity); and (iv) to the extent rights to indemnification and contribution may be limited by federal securities laws or the public policy underlying such laws.

4.3           Capitalization; Valid Issuance of Shares and Conversion Shares.  As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which 79,936,996 shares are issued and outstanding, and no shares are held by the Company as treasury shares, and 10,000,000 shares of preferred stock, of which no shares are issued and outstanding.  All of such outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.  The Shares and the Conversion Shares have been duly authorized and when issued pursuant to the terms hereof will be validly issued, fully paid and nonassessable and will not be subject to any encumbrances, preemptive rights or any other similar contractual rights of the stockholders of the Company or any other person.  No shares of capital stock of the Company are subject to preemptive rights of the stockholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company.  As of the date of this Agreement, except as described in Schedule 4.3 attached hereto, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock, (ii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act (except the Registration Rights Agreement, the BF Registration Rights Agreement, the EMS Registration Rights Agreement and the Beynon Registration Rights Agreement) and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders other than the Initial Securities Purchase Agreement, the August 2007 Securities Purchase Agreement and the January 2008 Securities Purchase Agreement) that will be triggered by the issuance of the Shares or the Conversion Shares.  Except as may be described in any documents which have been publicly filed by any of the Company’s stockholders, to the Company’s knowledge, there are no agreements between the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs.

4.4           No Conflicts.  The execution, delivery and performance of this Agreement and each of the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of Shares) will not (i) conflict with or result in a violation of any provision of the Articles of Incorporation, as amended, of the Company or the Bylaws, as amended, of the Company, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any Legal Requirement (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect).  Except as set forth in Schedule 4.4, neither the Company nor any of its Subsidiaries is in violation of its certificate or articles of incorporation, bylaws or other organizational documents and neither the Company nor any of its Subsidiaries is in default (and no event has occurred which with notice or lapse of time would result in a default) under, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any property or assets of the Company or any of its Subsidiaries is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect.  Except with respect to any filings or notices related to the issuance of the Shares or the Conversion Shares to be filed with the OTC Bulletin Board, if any, and as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under the Transaction Documents.  All consents, authorizations, orders, filings and registrations that the Company is required to effect or obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

4.5           SEC Documents; Financial Statements.

a.     Except as set forth on Schedule 4.5, since December 31, 2006, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1933 Act and the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”), or has timely filed for a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except as subsequently disclosed in later-filed SEC Documents.

b.     As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, year end adjustments or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except as set forth in the financial statements of the Company included in the SEC Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2007, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, individually or taken in the aggregate would not reasonably be expected to have a Material Adverse Effect.

c.     The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act).  Such disclosure controls and procedures:  (A) are designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s chief executive officer, president, chief operating officer and its chief financial officer by others within those entities, particularly during the periods in which the Company’s reports and filings under the 1934 Act are being prepared, (B) have been evaluated for effectiveness as of the end of the most recent annual period reported to the SEC, and (C) are effective to perform the functions for which they were established.  Except as set forth on Schedule 4.5, neither the auditors of the Company nor the Board of Directors of the Company has been advised of: (x) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the 1934 Act) of the Company that have materially affected the Company’s internal control over financial reporting; or (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of the Company.

4.6           Absence of Certain Changes.  Except with respect to transactions disclosed in the SEC Documents, and the transactions contemplated hereby and by each of the other Transaction Documents, since December 31, 2007, (i) the Company and each of its Subsidiaries has conducted its business only in the ordinary course, consistent with past practice, and since that date, no changes have occurred which would reasonably be expected to have a Material Adverse Effect; and (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected on the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC.

4.7           Absence of Litigation.  Except as set forth in Schedule 4.7, there is no Action pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries that (i) adversely affects or challenges the legality, validity or enforceability of this Agreement, or (ii) would, if there were an unfavorable decision, have or reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending any investigation by the SEC involving the Company or any current or former director or officer of the Company (in his or her capacity as such).  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the 1934 Act or the 1933 Act.

4.8           Intellectual Property.  The Company and each of its Subsidiaries owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, copyrights, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property”) necessary to enable it to conduct its business as now operated (and, to the Company’s knowledge, as presently contemplated to be operated in the future); there is no claim or Action by any person pertaining to, or proceeding pending, or to the Company’s knowledge threatened, which challenges the right of the Company or of a Subsidiary with respect to any Intellectual Property necessary to enable it to conduct its business as now operated and to the Company’s knowledge, the Company’s or its Subsidiaries’ current products and processes do not infringe on any Intellectual Property or other rights held by any person, except where any such infringement would not reasonably be expected to have a Material Adverse Effect.

4.9           Tax Status.  The Company and each of its Subsidiaries has made or filed all federal, state and foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.  The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax.

4.10         Permits; Compliance.

a.     The Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, “Permits”), and there is no Action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Permits.  Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

b.     Since December 31, 2007, no event has occurred or, to the knowledge of the Company, circumstance exists that (with or without notice or lapse of time): (a) would reasonably be expected to constitute or result in a violation by the Company or any of its Subsidiaries, or a failure on the part of the Company or its Subsidiaries to comply with, any Legal Requirement; or (b) would reasonably be expected to give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except in either case that would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notice or other communication from any regulatory authority or any other person, nor does the Company have any knowledge regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (y) any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except in either case that would not reasonably be expected to have a Material Adverse Effect.

c.     Intentionally omitted.

d.     The Company is, and has reason to believe that for the foreseeable future it will continue to be, in compliance with all applicable rules of the OTC Bulletin Board.  The Company has not received notice from the OTC Bulletin Board that the Company is not in compliance with the rules or requirements thereof.  Neither the issuance and sale of the Shares under this Agreement nor the issuance of the Conversion Shares contravenes the rules and regulations of the OTC Bulletin Board, and no approval of the stockholders of the Company is required for the Company to issue the Shares or the Conversion Shares as contemplated by this Agreement.

4.11         Environmental Matters.  “Environmental Laws” shall mean, collectively, all Legal Requirements, including any federal, state, local or foreign statute, laws, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.  Except for such matters as could not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect or as set forth on Schedule 4.11: (i) the Company and its Subsidiaries have complied and are in compliance with all applicable Environmental Laws; (ii) without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained, have complied, and are in compliance with all Permits that are required pursuant to Environmental Laws for the occupation of their respective facilities and the operation of their respective businesses; (iii) none of the Company or its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities (including fines, penalties, costs and expenses), including any investigatory, remedial or corrective obligations, relating to any of them or their respective facilities arising under Environmental Laws, nor, to the knowledge of the Company is there any factual basis therefore; (iv) there are no underground storage tanks, polychlorinated biphenyls, urea formaldehyde or other hazardous substances (other than small quantities of hazardous substances for use in the ordinary course of the operation of the Company’s and its Subsidiaries’ respective businesses, which are stored and maintained in accordance and in compliance with all applicable Environmental Laws), in, on, over, under or at any real property owned or operated by the Company and/or its Subsidiaries; (v) there are no conditions existing at any real property or with respect to the Company or any of its Subsidiaries that require remedial or corrective action, removal, monitoring or closure pursuant to the Environmental Laws and (vi) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has contractually, by operation of law, or otherwise amended or succeeded to any liabilities arising under any Environmental Laws of any predecessors or any other Person.

4.12         Title to Property.  Except for any lien for current taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings, the Company and its Subsidiaries have good and marketable title to all real property and all personal property owned by them which is material to the business of the Company and its Subsidiaries.  Any leases of real property and facilities of the Company and its Subsidiaries are valid and effective in accordance with their respective terms, except as would not have a Material Adverse Effect.

4.13         No Investment Company or Real Property Holding Company.  The Company is not, and upon the issuance and sale of the Shares and the issuance of the Conversion Shares as contemplated by this Agreement will not be, an “investment company” as defined under the Investment Company Act of 1940 (“Investment Company”).  The Company is not controlled by an Investment Company.  The Company is not a United States real property holding company, as defined under the Internal Revenue Code of 1986, as amended (the “Code”).

4.14         No Brokers.  The Company has taken no action which would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

4.15         Registration Rights.  Except pursuant to the Registration Rights Agreement, the BF Registration Rights Agreement, the EMS Registration Rights Agreement and the Beynon Registration Rights Agreement, neither the Company nor any Subsidiary is currently subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of the Company or any Subsidiary registered with the SEC or registered or qualified with any other governmental authority.

4.16         Exchange Act Registration.  The Common Stock is registered pursuant to Section 12(b) of the 1934 Act, and the Company has taken no action designed to, or which, to the knowledge of the Company, is likely to have the effect of, delisting the registration of the Common Stock under the 1934 Act.

4.17         Labor Relations.  No labor or employment dispute exists or, to the knowledge of the Company, is imminent or threatened, with respect to any of the employees of the Company that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.18         Transactions with Affiliates and Employees.  Except as set forth in the SEC Documents, and Schedule 4.18, none of the officers or directors of the Company, and to the knowledge of the Company, none of the employees of the Company, is presently a party to any transaction or agreement with the Company (other than for services as employees, officers and directors) exceeding $60,000, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.19        Insurance.  The Company and its Subsidiaries have insurance policies in full force and effect of a type, covering such risks and in such amounts, and having such deductibles and exclusions as are customary for conducting businesses and owning assets similar in nature and scope to those of the Company and its Subsidiaries.  The amounts of all such insurance policies and the risks covered thereby are in accordance in all material respects with all material contracts and agreements to which the Company and/or its Subsidiaries is a party and with all applicable Legal Requirements.  With respect to each such insurance policy:  (i) the policy is valid, outstanding and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally, equitable limitations on the availability of specific remedies and principles of equity (regardless of whether such enforcement is considered in a proceeding in law or in equity); (ii) neither the Company nor any of its Subsidiaries is in breach or default with respect to its obligations thereunder in any material respect; and (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof.

4.20        Approved Acquisitions of Shares and Conversion Shares; No Anti-Takeover Provisions.  Except as otherwise set forth in Schedule 4.2, the Company has taken all necessary action, if any, required under the laws of the State of Nevada or otherwise to allow the Buyers to acquire the Shares pursuant to this Agreement and to allow each Note Holder to acquire the Conversion Shares.  The Company has no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Incorporation or Bylaws, each as amended (or similar charter documents), that is or could become applicable to the Buyers or the Note Holders as a result of the Buyers, the Note Holders and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation the Company’s issuance of the Shares to the Buyers and the Conversion Shares to the Note Holders and the Buyers’ and the Note Holders’ respective ownership of the Shares and the Conversion Shares.  In addition, the Company has opted out of the provisions of the Nevada Revised Statutes (“NRS”) pertaining to the acquisition of a controlling interest (NRS 78.378 through 78.3793).  As of the date hereof, the Company had less than 200 “stockholders of record” and is not considered a “resident domestic corporation” for purposes of §78.411 through §78.444 of the NRS.

4.21        ERISA.  Based upon the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder: (i) neither the Company nor any of its Subsidiaries has engaged in any Prohibited Transactions (as defined in Section 406 of ERISA and Section 4975 of the Code); (ii) the Company and each of its Subsidiaries has met all applicable minimum funding requirements under Section 302 of ERISA in respect to its plans; (iii) neither the Company nor any of its Subsidiaries has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); neither the Company nor any of its Subsidiaries has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than its or such Subsidiary’s employees; and (v) neither the Company nor any of its Subsidiaries has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

4.22        Disclosure.  The Company understands and confirms that the Buyers will rely on the representations and covenants contained herein in effecting the transactions contemplated by this Agreement and the other Transaction Documents.  All representations and warranties provided to the Buyers including the disclosures in the Company’s disclosure schedules attached hereto furnished by or on behalf of the Company, taken as a whole are true and correct and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No event or circumstance has occurred or information exists with respect to the Company or its Subsidiaries or its or their businesses, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

ARTICLE 5

COVENANTS

5.1          Form D; Blue Sky Laws.  Upon completion of the Initial Closing and the Second Closing, respectively, the Company shall file with the SEC a Form D with respect to the Shares as required under Regulation D and each applicable state securities commission and will provide a copy thereof to the Buyers promptly after such filing.

5.2          Use of Proceeds.  The Company shall use the proceeds from the sale of the Shares for general working capital requirements, capital expansion projects and to finance potential acquisitions by the Company.

5.3          Expenses.  The Company shall reimburse the Buyers for all reasonable expenses including, without limitation, reasonable attorneys’ fees and expenses, and out-of-pocket travel costs and expenses, incurred by them in connection with (a) their due diligence review of the Company and any target of any acquisition that the Company may make, which acquisition is at least partially financed by the sale of the Shares, and (b) the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions hereunder and thereunder.

5.4          No Integration.  The Company shall not make any offers or sales of any security (other than the Shares) under circumstances that would require registration of the Shares being offered or sold hereunder under the 1933 Act or cause the offering of the Shares to be integrated with any other offering of securities by the Company in such a manner as would require the Company to seek the approval of its stockholders for the issuance of the Shares under any stockholder approval provision applicable to the Company or its securities.

5.5          Board Designee(s).  The parties hereto acknowledge and affirm that the Buyers shall have the right to appoint members of the Company’s Board of Directors as set forth in Section 5.5 of the August 2007 Securities Purchase Agreement.

5.6          Observation Rights.  The parties hereto acknowledge and affirm that the Buyers shall have Observation Rights (as defined in the Initial Securities Purchase Agreement) as set forth in Section 5.6 of the Initial Securities Purchase Agreement.

5.7          Future Acquisitions.  The Company shall not revoke its approval of the acquisition of the Shares by the Buyers or the Conversion Shares by the Note Holders.  The Company shall use its best efforts to ensure that the acquisition of the Shares by the Buyers and the Conversion Shares by the Note Holders shall not be made subject to the provisions of any anti-takeover laws and regulations of any governmental authority, including without limitation, the applicable provisions of the Nevada Revised Statutes, and any provisions of an anti-takeover nature adopted by the Company or any of its Subsidiaries or contained in the Company’s Articles of Incorporation, Bylaws, or the organizational documents of any of its Subsidiaries, each as amended.

5.8          Participation in Future Issuances.  The parties hereto acknowledge and affirm that the Buyers shall continue to have the right to participate in Future Issuances (as defined in the Initial Securities Purchase Agreement) set forth in Section 5.7 of the Initial Securities Purchase Agreement.

5.9          HSR Act Filing.  TCP shall file or cause to be filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, promptly after the date hereof, a notification (an “HSR Notification”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder with respect to the purchase by TCP of Shares at the Second Closing.  The Company shall also file or caused to be filed an HSR Notification (collectively with the HSR Notification filed by TCP, the “HSR Notifications”), on the same date or promptly following the filing by TCP.  Each of the Company and TCP shall cooperate with the other in all reasonable respects in connection with the preparation and filing of the HSR Notifications.

ARTICLE 6

CONDITIONS TO THE COMPANY’S OBLIGATION

The obligation of the Company hereunder to issue and sell the Shares to the Buyers at the Initial Closing and the Second Closing, and to issue the Conversion Shares, is subject to the satisfaction, at or before the Initial Closing Date and the Second Closing Date, as applicable, of each of the following conditions thereto (except as otherwise noted therein), provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

6.1          Delivery of Transaction Documents.  The Buyers shall have executed and delivered the Transaction Documents to which they are a party to the Company.

6.2          Payment of Purchase Price.  The Buyers shall have delivered the Initial Purchase Price in accordance with Section 2.3 or the Second Purchase Price in accordance with Section 2.4, as applicable.

6.3          Representations and Warranties.  The representations and warranties of the Buyers shall be true and correct in all material respects (provided, however, that such qualification shall only apply to representations or warranties not otherwise qualified by materiality) as of the date when made and as of the Initial Closing Date and the Second Closing Date, as applicable, as though made at that time (except for representations and warranties that speak as of a specific date), and the applicable Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the applicable Buyer at or prior to the Initial Closing Date and the Second Closing Date, as applicable.

6.4          Litigation.  No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

6.5          Surrender of Notes.  As a condition to the Initial Closing, the Note Holders shall have surrendered the original Notes to the Company for conversion into Conversion Shares in accordance with Section 2.3.

6.6          HSR Notifications.  As a condition to the Second Closing, the waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to the HSR Notifications.

6.7          Authorized Shares.  As a condition to the Second Closing, the Company’s stockholders shall have approved an increase in the Company’s authorized Common Stock or the Company shall otherwise have a sufficient number of shares of authorized but unissued shares of Common Stock so that the Company is able to consummate the Second Closing in full.

6.8          No Prohibition.  Neither the consummation nor the performance of the acquisition of the Shares by the Buyers or the Conversion Shares by the Note Holders will materially contravene, or conflict with, or result in a material violation of (a) any applicable Legal Requirement, or (b) any Legal Requirement that has been published, introduced, or otherwise proposed by or before any Governmental Body.

6.9          Fairness Opinion.  The Company shall have received a written opinion from a reputable third party financial advisor reasonably satisfactory to the Company and the Buyers with respect to the fairness from a financial point of view to the Company’s shareholders of the Per Share Price.

ARTICLE 7

CONDITIONS TO THE BUYERS’ OBLIGATION

The obligation of the Buyers hereunder to purchase the Shares at the Initial Closing and the Second Closing is subject to the satisfaction, at or before the Initial Closing Date and the Second Closing Date, as applicable, of each of the following conditions (except as otherwise noted therein), provided that these conditions are for the Buyers’ sole benefit and may be waived by the Buyers at any time in their sole discretion:

7.1          Delivery of Transaction Documents; Issuance of Shares and Conversion Shares; Payment of Note Interest.  The Company shall have executed and delivered the Transaction Documents to the Buyers and shall deliver the transfer instructions to the transfer agent for the Company’s Common Stock to issue (i) certificates in the name of each Buyer representing the Shares being purchased by such Buyer, and (ii) certificates in the name of each Note Holder representing the Conversion Shares being issued to such Note Holder.  The Company shall deliver a copy of the transfer instructions to the Buyers and the Note Holders at the Initial Closing and the Second Closing, as applicable.  At or prior to the Initial Closing, the Company shall have delivered cash payments to the applicable Note Holders for all accrued and unpaid interest on the Notes.

7.2          Representations and Warranties.  The representations and warranties of the Company shall be true and correct in all material respects (provided, however, that such qualification shall only apply to representations or warranties not otherwise qualified by materiality) as of the date when made and as of the Initial Closing Date and the Second Closing Date, as applicable, as though made at such time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Initial Closing Date and the Second Closing Date, as applicable.

7.3          Consents.  Any consents or approvals required to be secured by the Company for the consummation of the transactions contemplated by the Transaction Documents shall have been obtained and shall be reasonably satisfactory to the Buyers.

7.4          Litigation.  No Action shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

7.5          Opinion.  The Buyers purchasing shares in the Initial Closing and the Note Holders shall have received an opinion of the Company’s counsel, dated as of the Initial Closing Date with respect to the issuance and sale of the Shares at the Initial Closing and the issuance of the Conversion Shares, in form, scope and substance reasonably satisfactory to the Buyers and the Note Holders with respect to the matters set forth in Exhibit A attached hereto.  The Buyers purchasing shares in the Second Closing shall have received an opinion of the Company’s counsel, dated as of the Second Closing Date with respect to the issuance and sale of the Shares at the Second Closing, in form, scope and substance reasonably satisfactory to the Buyers with respect to the matters set forth in Exhibit A attached here (other than the matters relating to the issuance of the Conversion Shares).

7.6          No Material Adverse Change.  There shall have been no material adverse change in the assets, liabilities (contingent or otherwise), affairs, business, operations, prospects or condition (financial or otherwise) of the Company prior to the Initial Closing Date and the Second Closing Date, as applicable.

7.7          HSR Notification.  With respect to the Second Closing, the waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to the HSR Notifications.

7.8          Authorized Shares.  As a condition to the Second Closing, the Company’s stockholders shall have approved an increase in the Company’s authorized Common Stock or the Company shall otherwise have a sufficient number of shares of authorized but unissued shares of Common Stock so that the Company is able to consummate the Second Closing in full.

7.9          No Prohibition.  Neither the consummation nor the performance of the acquisition of the Shares by the Buyers and the Conversion Shares by the Note Holders hereunder will materially contravene, or conflict with, or result in a material violation of (a) any applicable Legal Requirement, or (b) any Legal Requirement that has been published, introduced, or otherwise proposed by or before any Governmental Body.

7.10        Fairness Opinion.  The Company shall have received a written opinion from a reputable third party financial advisor reasonably satisfactory to the Company and the Buyers with respect to the fairness from a financial point of view to the Company’s shareholders of the Per Share Price.

ARTICLE 8

TERMINATION

8.1          Termination Provisions.  This Agreement may be terminated at any time before the Initial Closing Date or the Second Closing Date:

a.     By mutual consent of the Company and the Buyers;

b.     By either the Company or the Buyers, as applicable, in the event that any of the conditions precedent to their respective obligations to consummate the transactions contemplated hereby as set forth in Article 6 or Article 7, through no fault of the terminating party, have not been met and satisfied and have become impossible of fulfillment;

c.     By either the Company or the Buyers if either the Initial Closing Date or the Second Closing Date does not occur by May 31, 2008 or such later date as the Company and the Buyers may mutually agree upon (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

d.     By the Buyers if there has been any material breach of any representation, warranty, agreement or covenant in this Agreement by the Company, which breach cannot be or has not been cured within thirty (30) days after giving written notice thereof to the Company; and

e.     By the Company if there has been any material breach of any representation, warranty, agreement or covenant in this Agreement by any of the Buyers, which breach cannot be or has not been cured within thirty (30) days after giving written notice thereof to the Buyers.

8.2          Effect of Termination.  Upon the termination of this Agreement pursuant to the terms hereof, this Agreement will be void and neither party will have any further liability obligations with respect hereof, except as otherwise provided in this Agreement or except and to the extent termination results from the intentional breach by a party of any of its representations, warranties or covenants hereunder.

ARTICLE 9

INDEMNIFICATION

9.1          Indemnification by the Company.   The Company agrees to indemnify each Buyer and its affiliates and hold each Buyer and its affiliates harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of such Buyer’s counsel in connection with any investigative, administrative or judicial proceeding), which may be incurred by such Buyer or such affiliates as a result of any claims made against such Buyer or such affiliates by any person that relate to or arise out of (i) any breach by the Company of any of its representations, warranties or covenants contained in this Agreement or in the Transaction Documents (other than the Registration Rights Agreement, which contains separate indemnification provisions), or (ii) any litigation, investigation or proceeding instituted by any person with respect to this Agreement or the Shares (excluding, however, any such litigation, investigation or proceeding which arises solely from the acts or omissions of such Buyer or its affiliates).

9.2          Notification.  Any person entitled to indemnification hereunder (“Indemnified Party”) will (i) give prompt notice to the Company, of any third party claim, action or suit with respect to which it seeks indemnification (the “Claim”) (but omission of such notice shall not relieve the Company from liability hereunder except to the extent it is actually prejudiced by such failure to give notice), specifying in reasonable detail the factual basis for the Claim, the amount thereof, estimated in good faith, and the method of computation of the Claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such indemnification is sought with respect to the Claim, and (ii) unless in such Indemnified Party’s reasonable judgment a conflict of interest may exist between such Indemnified Party and the Company with respect to such claim, permit the Company to assume the defense of the Claim with counsel reasonably satisfactory to the Indemnified Party.  The Indemnified Party shall cooperate fully with the Company with respect to the defense of the Claim and, if the Company elects to assume control of the defense of the Claim, the Indemnified Party shall have the right to participate in the defense of the Claim at its own expense.  If the Company does not elect to assume control or otherwise participate in the defense of the Claim, then the Indemnified Party may defend through counsel of its own choosing.  If such defense is not assumed by the Company, the Company will not be subject to any liability under this Agreement or otherwise for any settlement made without its consent (but such consent will not be unreasonably withheld or delayed). If the Company elects not to or is not entitled to assume the defense of a Claim, it will not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties with respect to the Claim, unless an actual conflict of interest exists between such Indemnified Party and any other of such Indemnified Parties with respect to the Claim, in which event the Company will be obligated to pay the fees and expenses of such additional counsel or counsels.

ARTICLE 10

GOVERNING LAW; MISCELLANEOUS

10.1        Governing Law.  This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Illinois applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflict of laws.  The parties hereto hereby submit to the exclusive jurisdiction of the United States Federal Courts located in the State of Illinois with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.  All parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.  All parties further agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding.  Nothing herein shall affect any party’s right to serve process in any other manner permitted by law. All parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.  The party which does not prevail in any dispute arising under this Agreement shall be responsible for all reasonable fees and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such dispute.

10.2        Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  This Agreement, once executed by a party, may be delivered to the other party hereto by electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

10.3        Headings.  The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

10.4        Severability.  In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law.  Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

10.5        Entire Agreement; Amendments.  This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and supersede all previous understandings or agreements between the parties with respect to such matters.  No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement.  The provisions of this Agreement may be amended only by a written instrument signed by the Company and the Buyers.

10.6        Notices.  Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party.  The addresses for such communications shall be:

If to the Company:

Broadwind Energy, Inc.

47 E. Chicago Avenue, Suite 332

Naperville, IL 60540

Telephone: (630) 637-0315

Facsimile:  (630) 637-8472

Attention:  Mr. J. Cameron Drecoll

With copy to:

Fredrikson & Byron, P.A.
4000 U.S. Bank Plaza
200 South Sixth Street
Minneapolis, MN  55402-1425
Telephone: (612) 492-7000
Facsimile:  (612) 492-7077
Attention:  Daniel A. Yarano

If to the Buyers or a Note Holder:

Tontine Capital Partners, L.P.

55 Railroad Avenue, 1st Floor

Greenwich, Connecticut 06830

Attention: Mr. Jeffrey L. Gendell

Telephone: (203) 769-2000

Facsimile: (203) 769-2010

With copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois  60606
Attention: Sarah M. Bernstein, Esq.
Telephone:     (312) 984-3100
Facsimile:     (312) 984-3150

Each party shall provide notice to the other party of any change in address.

10.7        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyers.

10.8        Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

10.9        Publicity.  The Company and the Buyers shall have the right to review for a reasonable period of time before issuing any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyers, to make any press release with respect to such transactions as is required by applicable law and regulations (although the Buyers shall be consulted by the Company in connection with any such press release prior to its release and shall be provided with a copy thereof and be given an opportunity to comment thereon).  Notwithstanding the foregoing, the Company shall file with the SEC a Form 8-K disclosing the transactions herein within four (4) business days of each of the Initial Closing Date and the Second Closing Date and attach the relevant agreements and instruments thereto, and the Buyers and the Note Holders may make such filings as may be required under Section 13 and Section 16 of the 1934 Act.

10.10      Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.11      No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.12      Rights Cumulative.  Each and all of the various rights, powers and remedies of the parties shall be considered cumulative with and in addition to any other rights, powers and remedies which or the Transaction Documents such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

10.13      Survival.  Any covenant or agreement in this Agreement required to be performed following the closing of the transactions contemplated herein shall survive the Initial Closing Date and the Second Closing Date, as applicable. Without limitation of the foregoing, the respective representations and warranties given by the parties hereto shall survive the consummation of the transactions contemplated herein, but only for a period of the earlier of (i) three (3) years following the Second Closing Date (or if the Second Closing does not occur, following the Initial Closing Date) and (ii) the applicable statute of limitations with respect to each representation and warranty, and thereafter shall expire and have no further force and effect.

10.14      Knowledge.  The term “knowledge of the Company” or any similar formulation of knowledge shall mean, the actual knowledge after due inquiry of an executive officer of the Company.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

BROADWIND ENERGY, INC.

By:	/s/ J. Cameron Drecoll
J. Cameron Drecoll, Chief Executive Officer

BUYERS:

TONTINE CAPITAL PARTNERS, L.P.

By:	Tontine Capital Management, L.L.C., its general partner

By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, as managing member

TONTINE PARTNERS, L.P.

By:	Tontine Management L.L.C., its general partner

By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, as managing member

TONTINE OVERSEAS FUND, LTD.

By:	Tontine Overseas Associates, L.L.C., its investment advisor

By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, as managing member

TONTINE 25 OVERSEAS MASTER FUND, L.P.

By:	Tontine Capital Management, L.L.C., its general partner

By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, as managing member

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SCHEDULE 1

INITIAL CLOSING

NAME	JURISDICTION OF ORGANIZATION AND FORM OF ENTITY	NUMBER OF SHARES	PURCHASE PRICE

Tontine Partners, L.P.	Delaware limited partnership	3,768,844	$29,999,998.24

Tontine Overseas Fund, Ltd.	Cayman Islands exempted company	628,141	$5,000,002.36

Tontine 25 Overseas Master Fund, L.P.	Delaware limited partnership	628,141	$5,000,002.36

SECOND CLOSING

NAME	JURISDICTION OF ORGANIZATION AND FORM OF ENTITY	NUMBER OF SHARES	PURCHASE PRICE

Tontine Capital Partners, L.P.	Delaware limited partnership	7,537,688	$59,999,996.48

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EXHIBIT A

FORM OF LEGAL OPINION

1.  The Company and each of its Subsidiaries is a corporation, validly existing and in good standing under the laws of the state of the jurisdiction in which it is incorporated.  The Company and each of its Subsidiaries are duly qualified as a foreign corporation to do business and each is in good standing in [states to be listed in opinion].

2.  The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents. The execution, delivery and performance of each of the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company.

3.  The Company has all requisite corporate power and authority to own and operate its property and to conduct the business in which it is currently engaged.

4.  Each of the Transaction Documents has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.  Except as set forth in Section 4.4 of the Disclosure Schedules, the issuance, sale and delivery of the Shares to the Buyers, the issuance of the Conversion Shares to the Note Holders and the execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated thereby do not violate or result in a breach of or default under the Articles of Incorporation, as amended, or the Bylaws or any requirement of law that to our knowledge, is applicable to the performance by the Company of the transactions contemplated by the Transaction Documents.

6.  To our knowledge, there are no legal actions, suits, proceedings, or disputes pending or threatened against, or affecting, the Company, at law, in equity, in arbitration or before any governmental authority that contest the execution, validity or performance of the Transaction Documents.

7.  Except for filings, authorizations or approvals contemplated by the Agreement, to our knowledge no authorizations or approvals of, and no filings with, any governmental authority are necessary or required for the execution, delivery or performance by, or enforcement against, the Company of any of the Transaction Documents.

8.  The Shares are duly authorized and, when issued and sold to the Buyers after payment therefor in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and non-assessable.

9.  The Conversion Shares are duly authorized and, when issued to the Note Holders in accordance with the terms of the Transaction Documents and the Notes, will be validly issued, fully paid and non-assessable.

10.  To our knowledge, there are no contractual preemptive rights, rights of first refusal or similar rights with respect to the issuance and sale of the Shares or the Conversion Shares.

11.  Assuming that the representations made by the Buyers in the Agreement are true and correct and that any required filings are made pursuant to Rule 503 of Regulation D as promulgated

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under the Securities Act of 1933, the offering, sale and issuance of the Shares pursuant to the Agreement and the issuance of the Conversion Shares do not require registration under the Securities Act of 1933, as amended and the rules promulgated thereunder as they currently exist or registration or qualification under any state securities laws.

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